Exhibit 99.1

Albemarle Reports Fourth Quarter and Full Year 2009 Results

Fourth quarter and full year highlights:

•	Fourth quarter net sales of $558.2 million, up 8% year-over-year and sequentially.

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Fourth quarter earnings of $62.3 million or $0.68 per share. Excluding special items and one-time tax benefits, fourth quarter earnings were $58.7 million, or $0.64 per share, up 54% year over year and 12% sequentially.

•	All segments experienced year-over-year and sequential increases in segment income and margin for the quarter.

•	Net debt reduction of $171 million for the year fueled by reduced working capital.

	Fourth Quarter Ended December 31,		Year Ended December 31,
In thousands of dollars, except per share amounts	2009	2008	2009	2008
Net Sales	$558,228	$517,725	$2,005,394	$2,467,115
Operating Profit (Loss)	$63,437	$(17,579)	$186,280	$220,917
Net Income attributable to Albemarle Corporation	$62,345	$13,111	$178,368	$194,202
Diluted earnings per share	$0.68	$0.14	$1.94	$2.09
Special items per share	$(0.08)	$(0.52)	$(0.17)	$(0.54)
Per share amount for one time tax items	$0.12	$0.25	$0.25	$0.25
Diluted earnings per share excluding special and one time tax items	$0.64	$0.41	$1.86	$2.39

BATON ROUGE, La., – January 25 — Albemarle Corporation (NYSE: ALB) reported fourth quarter 2009 earnings of $62.3 million, or 68 cents per share, compared to $13.1 million, or 14 cents per share, for the fourth quarter of 2008. Fourth quarter 2009 results include $11.6 million in pre-tax charges ($7.6 million or 8 cents per share after tax) for restructuring and other costs related principally to planned reductions in force and to the write-off of certain assets at our Arkansas facility related to the recently announced agreement with Chemtura, which was approved on January 21, 2010 by the court presiding over Chemtura’s Chapter 11 bankruptcy proceeding. Fourth quarter results also include $11.3 million, or 12 cents per share, in one-time tax benefits related principally to the settlement of the 2005-2007 tax audits with the U.S. Internal Revenue Service. Net sales in the fourth quarter of 2009 totaled $558.2 million compared to fourth quarter 2008 net sales of $517.7 million.

Earnings for 2009 were $178.4 million, or $1.94 per share, compared to $194.2 million, or $2.09 per share, for 2008. Excluding the second quarter 2009 after-tax special item of $8.2 million related to Port de Bouc, the fourth quarter $7.6 million after tax restructuring and other charges and $22.8 million in one-time benefits comprised mainly from the settlement of prior year tax audits, earnings for 2009 were $171.4 million, or $1.86 per share. Excluding special and one-time tax items, earnings for 2008 were $221.3 million, or $2.39 per share. Full year net sales for 2009 were $2.01 billion compared to $2.47 billion for 2008.

Commenting on results, Mark C. Rohr, Chairman and CEO stated, “Our fourth quarter performance demonstrates tangible improvements in sales and profitability, resulting in strong earnings of $0.64 per share, excluding special and one-time tax items. All three business segments delivered solid quarterly year-over-year profit growth, improving the Company’s segment income margin to 16.7%, the highest operating margin since second quarter of 2007. Our plants were able to maintain efficient and cost effective production rates throughout the quarter while we continued our efforts to better manage inventory. Three consecutive quarters of improved sales volumes, disciplined expense management and a keen focus on cash generation, enabled us to end 2009 with a strong balance sheet, including $309 million in cash and equivalents and a reduction of net debt of over $170 million for the year. Overall, we are encouraged by the trends we are seeing in our businesses as well as the continued focused execution by our employees across the globe. I expect 2010 will be a year of strong overall revenue and profit growth for our company and believe we have the financial flexibility and capability to opportunistically fund future growth initiatives.”

Quarterly Segment Results

Polymer Solutions delivered net sales for the fourth quarter of 2009 of $204.6 million, a 38 percent increase versus the fourth quarter of 2008 and a 4% increase from third quarter 2009, due primarily to improved volumes in our brominated flame retardants portfolio. Polymer Solutions segment income for the fourth quarter of 2009 was $32.4 million, more than six times the fourth quarter of 2008 segment income of $5.2 million. The significant improvement in segment income is due primarily to increased flame retardant volumes and resultant improved fixed cost absorption.

Catalysts generated net sales for the fourth quarter of 2009 of $208 million, flat compared to fourth quarter 2008, but an increase of 10 percent versus the third quarter of 2009 due primarily to increased volumes in refinery catalysts. Catalysts segment income for the fourth quarter of 2009 was $41.8 million versus the fourth quarter of 2008 of $31.4 million. This 33% improvement is attributable primarily to favorable product mix, input costs and royalty income in refinery catalysts. The Catalyst segment delivered strong annual sales and profits for the year, despite the difficult refining environment.

Fine Chemicals net sales in the fourth quarter of 2009 were $145.7 million, a 10 percent decrease versus the fourth quarter of 2008, due primarily to decreased clear brine fluids volumes. Fourth quarter volume growth in our bromine portfolio drove a 12% sequential increase in segment net sales. Fine Chemicals segment income for the fourth quarter of 2009 was $19.0 million, a 7% increase compared to fourth quarter 2008. Improved sales and production volumes drove a 33% increase in segment income from third quarter 2009.

Cash Flow

In 2009, cash flow from operations funded net repayments of debt of over $120 million, capital expenditures for plant machinery and equipment of over $100 million, dividends to shareholders of $44 million and $25 million in voluntary contributions to our U.S. defined benefit plans. The Company repurchased approximately 175,000 shares of common stock for an aggregate cost of $5.8 million during the fourth quarter. During the quarter, interest and financing expenses was $6.0 million versus fourth quarter 2008 expenses of $9.7 million.

At December 31, 2009, the Company had $309 million in cash and cash equivalents. In addition, the Company has available commitments under existing lines of credit of approximately $450 million and no significant debt maturities before 2013.

Taxes

Excluding special items and the one-time net tax benefits, our fourth quarter effective income tax rate was approximately 15 percent, resulting in a full year 2009 effective income tax rate of 13 percent. The tax rate continues to be influenced by the level and mix of income and has benefited from a more favorable mix of income in lower tax jurisdictions.

During the fourth quarter 2009, we finalized the settlement of the 2005-2007 tax audits with the U.S. Internal Revenue Service. The results of this settlement contributed a non-cash tax benefit for the fourth quarter of 2009 of $12.1 million, or 13 cents per share, and to the $21.3 million or 23 cents per share of non-cash tax benefits for the full year.

Outlook

Despite some areas of continued economic weakness, we have seen modest but steady improvement in most of our businesses from the second quarter of 2009. As we enter 2010, we expect our overall performance to follow the gradually improving market conditions through the year. Rising raw material, energy and other costs such as pension expense may provide headwinds in 2010 that were not present in 2009. We expect operating efficiency gains, new product sales, particularly in alternative fuels and improving consumer appetite for electronics to help us overcome the headwinds and provide the basis for both top and bottom-line growth for Albemarle in 2010.

Earnings Call

The Company’s performance for the fourth quarter ended December 31, 2009 will be discussed on a conference call at 10:00 AM Eastern Standard time on January 26, 2010, which can be accessed through Albemarle’s website under Investor Information at www.albemarle.com.

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts, and Fine Chemicals. Albemarle employs over 4,100 people and serves customers in approximately 100 countries. To learn more, visit www.albemarle.com.

Forward-Looking Statements

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: deterioration in economic and business conditions; future financial and operating performance of our major customers and industries served by us; the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies; and increased government regulation of our operations or our products. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2008 and our 2009 Quarterly Reports on Form 10-Q and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands of Dollars, Except Share and Per Share Amounts) (Unaudited)

	Fourth Quarter Ended December 31,			Year Ended December 31,
	2009	2008		2009		2008
Net sales	$558,228	$517,725		$2,005,394		$2,467,115
Cost of goods sold	408,769	394,626		1,521,532		1,859,441

Gross profit	149,459	123,099		483,862		607,674
Selling, general and administrative expenses	59,542	64,116		212,628		255,132
Research and development expenses	14,837	15,507		60,918		67,292
Port de Bouc charges	—	38,544	(a)	12,393	(a)	38,544	(a)
Restructuring and other charges	11,643 (b)	22,511	(b)	11,643	(b)	25,789	(b)

Operating profit (loss)	63,437	(17,579)		186,280		220,917
Interest and financing expenses	(6,023)	(9,703)		(24,584)		(38,175)
Other (expense) income, net	(1,911)	(1,465)		(1,423)		601
Income before income tax benefit and equity in net income of unconsolidated investments	55,503	(28,747)		160,273		183,343
Income tax benefit	5,353 (c)	45,945		7,028	(c)	6,539
Income before equity in net income of unconsolidated investments	60,856	17,198		167,301		189,882
Equity in net income of unconsolidated investments (net of tax)	4,360	1,151		22,322		23,126
Net income	65,216	18,349	(d)	189,623		213,008	(d)
Net income attributable to noncontrolling interests	(2,871)	(5,238	)(d)	(11,255)		(18,806	)(d)

Net income attributable to Albemarle Corporation	$62,345	$13,111	(d)	$178,368		$194,202	(d)

Basic earnings per share	$0.68	$0.14	(e)	$1.95		$2.12	(e)
Diluted earnings per share	$0.68	$0.14	(e)	$1.94		$2.09	(e)

Weighted-average common shares outstanding - Basic	91,605	91,090	(e)	91,512		91,657	(e)
Weighted-average common shares outstanding - Diluted	92,316	92,033	(e)	92,046		92,741	(e)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands of Dollars) (Unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$308,791	$253,303
Other current assets	723,296	925,620

Total current assets	1,032,087	1,178,923

Property, plant and equipment	2,406,129	2,322,996
Less accumulated depreciation and amortization	1,379,246	1,310,648

Net property, plant and equipment	1,026,883	1,012,348

Other assets and intangibles	712,587	681,446

Total assets	$2,771,557	$2,872,717

LIABILITIES & EQUITY
Current portion of long-term debt	$36,310	$26,202
Other current liabilities	322,111	412,165

Total current liabilities	358,421	438,367

Long-term debt	776,403	906,062
Other noncurrent liabilities	301,974	336,967
Deferred income taxes	81,441	74,838
Albemarle Corporation shareholders’ equity (d)	1,205,696	1,065,771
Noncontrolling interests (d)	47,622	50,712

Total liabilities & equity	$2,771,557	$2,872,717

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Cash Flows Data

(In Thousands of Dollars) (Unaudited)

	Year Ended December 31,
	2009	2008
Cash and cash equivalents at beginning of year	$253,303	$130,551
Cash and cash equivalents at end of year	$308,791	$253,303

Sources of cash and cash equivalents:
Net income (d)	189,623	213,008
Proceeds from borrowings	14,300	255,246
Proceeds from exercise of stock options	4,153	3,931

Uses of cash and cash equivalents:
Capital expenditures	(100,786)	(99,736)
Acquisitions, net of cash acquired (f)	(4,017)	(63,960)
Purchases of common stock	(5,812)	(168,952)
Repayments of long-term debt	(134,332)	(48,176)
Dividends paid to shareholders	(44,432)	(42,321)
Dividends paid to noncontrolling interests	(11,709)	(13,614)
Pension and postretirement contributions	(39,700)	(40,279)
Payments relating to Port de Bouc facility disposition	(16,440)	—
Payments relating to restructuring and other charges	(20,491)	(2,384)

Non-cash items:
Depreciation and amortization	100,513	111,685
One-time net tax benefit, net of cash received	(22,743)	(20,600)
Special charges for Port de Bouc facility disposition (a)	12,393	38,544
Restructuring and other charges (b)	11,643	25,789

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands of Dollars) (Unaudited)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net sales:
Polymer Solutions	$204,570	$148,671	$697,206	$915,515
Catalysts	207,962	207,718	808,063	923,763
Fine Chemicals	145,696	161,336	500,125	627,837

Total net sales	$558,228	$517,725	$2,005,394	$2,467,115

Segment operating profit:
Polymer Solutions	$32,218	$6,263	$63,780	$92,600
Catalysts	39,377	30,098	129,691	142,715
Fine Chemicals	20,064	21,912	52,589	99,895

Subtotal	$91,659	$58,273	$246,060	$335,210

Equity in net income of unconsolidated investments:
Polymer Solutions	$1,933	$(8)	$3,496	$3,446
Catalysts	2,454	1,283	18,934	19,881
Fine Chemicals	—	—	—	—
Corporate & other	(27)	(124)	(108)	(201)

Total equity in net income of unconsolidated investments	$4,360	$1,151	$22,322	$23,126

Net (income) loss attributable to noncontrolling interests:
Polymer Solutions	$(1,741)	$(1,040)	$(5,886)	$(7,223)
Catalysts	—	—	—	—
Fine Chemicals	(1,069)	(4,118)	(5,471)	(11,422)
Corporate & other	(61)	(80)	102	(161)

Total net income attributable to noncontrolling interests	$(2,871)	$(5,238)	$(11,255)	$(18,806)

Segment income:
Polymer Solutions	$32,410	$5,215	$61,390	$88,823
Catalysts	41,831	31,381	148,625	162,596
Fine Chemicals	18,995	17,794	47,118	88,473

Total segment income	93,236	54,390	257,133	339,892

Corporate & other	(16,667)	(15,001)	(35,750)	(50,322)
Port de Bouc charges (a)	—	(38,544)	(12,393)	(38,544)
Restructuring and other charges (b)	(11,643)	(22,511)	(11,643)	(25,789)
Interest and financing expenses	(6,023)	(9,703)	(24,584)	(38,175)
Other (expense) income, net	(1,911)	(1,465)	(1,423)	601
Income tax benefit (c)	5,353	45,945	7,028	6,539

Net income attributable to Albemarle Corporation (d)	$62,345	$13,111	$178,368	$194,202

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The fourth quarter and year ended December 31, 2008 include a charge amounting to $38.5 million ($33.4 million after income taxes, or 36 cents per share) that relates to the divestiture of the Port de Bouc, France facility to International Chemical Investors Group S.A. effective December 31, 2008. The charge is principally due to the write-off of net asset values and other exit costs. The year ended December 31, 2009 included charges amounting to $12.4 million ($8.2 million after income taxes, or 9 cents per share) that related to the costs of the final contract settlement arising from this disposition.

(b)	The fourth quarter and year ended December 31, 2008 include charges amounting to $22.5 million ($14.7 million after income taxes, or 16 cents per share) and $25.8 million ($16.8 million after income taxes, or 18 cents per share), respectively, that relate to restructuring activities, principally reductions in force at various Company locations. Fourth quarter and year ended December 31, 2009 results include $11.6 million in pre-tax charges ($7.6 million or 8 cents per share after tax) for restructuring and other costs, related principally to planned reductions in force and to the write-off of assets at our Arkansas facility.

(c)	The fourth quarter and year ended December 31, 2009 include $11.3 million, or 12 cents per share, in one-time tax benefits due mainly from the final settlement of the 2005-2007 tax audits with the U.S. Internal Revenue Service. The year ended December 31, 2009 also includes a $9.2 million (10 cents per share) one time benefit due mainly to a tax issue settlement for the years 2005 through 2007 with the U.S. Internal Revenue Service, a $4.2 million benefit associated with the Port de Bouc charge described in footnote (a), and a non-recurring net benefit of $2.5 million (3 cents per share) resulting from adjustments related to prior periods.

(d)	As adjusted due to the adoption of new accounting guidance which requires retroactive application for the presentation of noncontrolling interests on the balance sheet and statements of income.

(e)	As adjusted due to the adoption of new accounting guidance associated with share-based payment transactions considered to be participating securities. Basic and diluted weighted-average common shares outstanding increased by approximately 344,000 shares and 234,000 shares, respectively, for the three-month period ended December 31, 2008. Basic and diluted earnings per share decreased one cent for the year ended December 31, 2008 as a result of an increase in our basic weighted-average common shares outstanding of approximately 319,000 shares and 211,000 shares, respectively.

(f)	On June 30, 2008, we acquired the remaining 25 percent of our majority owned Polymer Solutions business segment joint ventures in China: Ningbo Jinhai Albemarle Chemical and Industry Company Limited and Shanghai Jinhai Albemarle Fine Chemicals Company Limited. The acquisition of the remaining interests totaled approximately $19.9 million. During the year ended December 31, 2008, we also made payments of approximately $21.6 million associated with the prior July 31, 2007 acquisition of controlling interests in the joint ventures. In addition, effective July 31, 2008, we acquired Sorbent Technologies Corporation, a full-service power plant mercury-control provider, for approximately $22.4 million. Also, in 2009 we made payments of approximately $3.3 million associated with our 75% interest in the Sinobrom Albemarle Bromine Chemicals (Shandong) Company Limited joint venture formed on December 5, 2008.

Additional Information

It should be noted that earnings or per share amounts excluding special items and one time tax items is a financial measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. It is presented here to exclude the impact of certain non-recurring items on our results. We believe this measure is more reflective of our operations, provides transparency to investors and enables period-to-period comparability of financial performance.

Net debt is a supplemental financial measure that is not required by, or presented in accordance with GAAP. We believe net debt is helpful in analyzing leverage and as a performance measure. We define net debt as total debt plus the portion of outstanding joint venture indebtedness guaranteed by us (or less the portion of outstanding joint venture indebtedness consolidated but not guaranteed by us), less cash and cash equivalents. Set forth below is a reconciliation of net debt, a non-GAAP financial measure, to total debt, the most directly comparable financial measure calculated and reported in accordance with GAAP, as of December 31, 2009, September 30, 2009, June 30, 2009 and December 31, 2008.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investor Information section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Investor Relations.”

ALBEMARLE CORPORATION AND SUBSIDIARIES

Net Debt Reconciliation

(In Thousands of Dollars)

(Unaudited)

	Year Ended December 31, 2009	Third Quarter Ended September 30, 2009	Second Quarter Ended June 30, 2009	Year Ended December 31, 2008
Total debt	$812,713	$820,819	$847,327	$932,264

JV debt consolidated by the Company but guaranteed by others	(25,183)	(27,272)	(27,182)	(29,064)

Less: Cash and cash equivalents	(308,791)	(260,434)	(172,476)	(253,303)

Net Debt	$478,739	$533,113	$647,669	$649,897

See accompanying notes to the condensed consolidated financial information.